Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement (No. 333-195374) on Form S-3 of our report dated May 20, 2014, relating to the combined financial statements on Lone Star Tank Rental, LP and KHM Rentals, LLC as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013, which is incorporated by reference in this Registration Statement and appears in the Current Report on Form 8-K/A of the Company filed on May 21, 2014.

We also consent to the reference to us under the heading of “Experts” in this Registration Statement.

/s/ Swenson Advisors, LLP

San Diego, California
May 22, 2014